EXHIBIT 99.1

Jones Soda Reports Third Quarter 2019 Results

SEATTLE, Nov. 07, 2019 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and authentic connection to its consumers, announced results for the third quarter ended September 30, 2019.

Third Quarter 2019 Financial Summary vs. Year-Ago Quarter

  Revenue was $3.0 million compared to $3.5 million.
  Gross profit as a percentage of sales was 21.7% compared to 22.8%.
  Net loss was $476,000, or $(0.01) per share, compared to a net loss of $425,000, or $(0.01) per share.
  Adjusted EBITDA1 was $(352,000) compared to $(279,000).

Management Commentary

“The third quarter was a challenging period as we experienced fewer promotions from 7-Eleven compared to last year, difficult comparisons in our fountain business and production issues with Lemoncocco in the early part of the quarter,” said Jennifer Cue, CEO of Jones Soda. “Despite these headwinds, our organization is energized by a revamped sales and marketing plan supported by our new VP of marketing and our strategic partnership with HeavenlyRx. With this new plan in place, we are going to be focused on growing our core markets, while driving increased awareness and consumption of our products through unique and innovative marketing strategies.

“Looking to the remainder of this year and into 2020, we feel that we have much to be optimistic about. Our Lemoncocco brand is now fully back on store shelves and gaining momentum, we have an innovative marketing plan to reinvigorate sales and new product development is underway to enhance our portfolio. We believe 2020 will be a pivotal year and that we have the necessary foundation in place to capitalize on the opportunities in front of us.”

Third Quarter 2019 Financial Results

Revenue in the third quarter of 2019 was $3.0 million compared to $3.5 million for the same quarter a year ago. This was primarily the result of a 48% decrease in 7-Select revenue due to a decline in 7-Eleven store counts, along with an 18% decrease in fountain revenue resulting from limited time offerings for a customer chain in 2018 that did not repeat in 2019.

Gross profit as a percentage of sales was 21.7% for the third quarter of 2019 compared to 22.8% in the same quarter a year ago. The decrease was primarily driven by increased raw material costs for natural ingredients, along with increased slotting fees and trade promotions.

Net loss for the third quarter of 2019 was $476,000, or $(0.01) per share, compared to a net loss of $425,000, or $(0.01) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the third quarter of 2019 was $(352,000) compared to $(279,000) in the same quarter a year ago.

At September 30, 2019, cash and cash equivalents totaled $7.0 million compared to $1.0 million at December 31, 2018. The significant increase was a result of the strategic financing agreement the Company entered into with HeavenlyRx on July 11, 2019. The Company utilized a portion of the proceeds from the financing to pay down its line of credit balance, and did not have a balance on such line of credit at the end of the third quarter compared to $428,000 at December 31, 2018.

1 Adjusted EBITDA is defined as net loss from operations before interest, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2019.

Date: Thursday, November 7, 2019
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-599-8686
International dial-in number: 1-323-794-2575
Conference ID: 7411783

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 14, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 7411783

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to effectively utilize the proceeds from its recent strategic financing from HeavenlyRx; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of the Company’s new products; competition in the Company’s industry, particularly from Coke and Pepsi as well as other producers of craft beverages; imposition of new taxes, including potential taxes on sugar-sweetened beverages; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the Company’s ability to develop CBD-infused beverages; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 22, 2019 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com
finance@jonessoda.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

	(Unaudited)		(Unaudited)

Revenue	$3,032	$3,454	$9,345	$10,218
Cost of goods sold	2,374	2,667	7,333	7,902
Gross profit	658	787	2,012	2,316
Gross profit %	21.7%	22.8%	21.5%	22.7%

Operating expenses:
Selling and marketing	539	644	1,792	1,859
General and administrative	491	477	1,699	1,550
	1,030	1,121	3,491	3,409
Loss from operations	(372)	(334)	(1,479)	(1,093)
Interest income	22	-	22	-
Interest expense	(113)	(87)	(353)	(185)
Other income (expense), net	(8)	2	1	42
Loss before income taxes	(471)	(419)	(1,809)	(1,236)
Income tax expense, net	(5)	(6)	(17)	(21)
Net loss	$(476)	$(425)	$(1,826)	$(1,257)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.04)	$(0.03)
Weighted average basic and diluted common shares outstanding	58,777,185	41,464,373	47,651,245	41,464,373

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,971	$991
Accounts receivable, net of allowance of $43 and $40	1,877	1,362
Inventory	1,929	1,349
Prepaid expenses and other current assets	175	245
Total current assets	10,952	3,947
Fixed assets, net of accumulated depreciation of $470 and $489	176	88
Other assets	33	33
Right of use lease asset	41	-
Total assets	$11,202	$4,068
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$999	$1,058
Line of credit	-	428
Accrued expenses	890	614
Lease liability	44	-
Taxes payable	4	-
Total current liabilities	1,937	2,100
Convertible subordinated notes payable, net	1,394	2,528
Deferred rent	-	8
Accrued interest expense	157	135
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 60,708,225 shares and 41,464,373 shares, respectively	61,916	53,822
Additional paid-in capital	11,527	9,389
Accumulated other comprehensive income	329	296
Accumulated deficit	(66,058)	(64,210)
Total shareholders’ equity (deficit)	7,714	(703)
Total liabilities and shareholders’ equity	$11,202	$4,068

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(476)	$(425)	$(1,826)	$(1,257)
Stock based compensation	14	45	103	128
Interest income	22	-	22	-
Interest expense	113	87	375	185
Income tax expense, net	5	6	17	21
Depreciation and Amortization	14	8	33	19
Non-GAAP Adjusted EBITDA	$(308)	$(279)	$(1,276)	$(904)